Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings
ELBA, ALABAMA (May 14, 2014)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2014 and 2013, based on accounting principles generally accepted in the United States of America, were reported today as follows:

(Unaudited)	Three months ended March 31,
	2014	2013
REVENUES
Net premiums earned	$13,824,000	$12,934,000
Net investment income	948,000	1,045,000
Net realized investment gains	88,000	27,000
Other income	154,000	172,000
Total Revenues	15,014,000	14,178,000
BENEFITS, LOSSES AND EXPENSES
Policyholder benefits and settlement expenses	7,864,000	9,551,000
Amortization of deferred policy acquisition costs	898,000	942,000
Commissions	2,027,000	1,982,000
General and administrative expenses	2,026,000	1,803,000
Taxes, licenses and fees	530,000	486,000
Interest expense	386,000	442,000
Total Benefits, Losses and Expenses	13,731,000	15,206,000
Income (Loss) Before Income Taxes	1,283,000	(1,028,000)
INCOME TAX EXPENSE (BENEFIT)
Current	88,000	132,000
Deferred	196,000	(751,000)
	284,000	(619,000)
Net Income (Loss)	$999,000	$(409,000)
INCOME (LOSS) PER COMMON SHARE	$0.40	$(0.17)

DIVIDENDS DECLARED PER SHARE	$0.03	$0.025
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$999,000	$(409,000)
Income tax expense (benefit)	284,000	(619,000)
Realized investment (gains) losses, net	(88,000)	(27,000)
Operating Income (Loss)	$1,195,000	$(1,055,000)

The Company ended the first quarter of 2014 with net income of $999,000, $0.40 per share, compared to a net loss of $409,000, $0.17 loss per share, for the same period last year. On a pretax basis, for the three months ended March 31, 2014, we had income of $1,283,000 compared to a loss of $1,028,000 for the three months ended March 31, 2013. Our pretax income for the quarter ended March 31, 2014, consisted of income from operations of $1,195,000 and realized investment gains of $88,000. The pretax loss for the quarter ended March 31, 2013, consisted of a loss from operations of $1,055,000 and realized investment gains of $27,000.

The primary factor contributing to the improvement in our insurance operations was a $1,687,000 decrease in policyholder benefits. In the first quarter of 2014 non-catastrophe wind losses were down $710,000 compared to the first quarter of 2013. Also, property and casualty catastrophe related losses were down $1,186,000. The first quarter of 2013 was negatively impacted by significant catastrophe related losses from a late March storm system that generated significant catastrophe losses. Comparatively, the first quarter of 2014 was a very mild quarter with few storm related losses.

Net premium earned increased 6.9% in the first quarter of 2014 compared to the first quarter of last year. A combination of increased direct premium revenue and a decrease in reinsurance cost (ceded premium) were the two primary factors contributing to the increase in net premium earned in the first quarter of 2014. Direct earned premium increased 3.4% due to a combination of a moderate increase in policy issuance and rate increases in our core dwelling and homeowners lines of business. Also, contributing significantly to the increase in net premium earned was an 18.0% decrease in catastrophe reinsurance cost in the P&C segment. While our P&C segment reinsurance structure is unchanged, we were able to realize significant savings in our January 1, 2014 catastrophe reinsurance contract renewal. Annualized savings in reinsurance cost for 2014 is expected to be approximately $950,000.

Shareholders' equity as of March 31, 2014 was $35,393,000 up $1,921,000 compared to $33,472,000 as of December 31, 2013. Book value per share increased $0.77 per share for the period ended March 31, 2014 to $14.19 per share compared to $13.42 per share at December 31, 2013. The primary factors contributing to the increase in shareholders' equity and book value per share were the increase in net income and an increase in market value of available for sale securities; primarily driven by increases in market value of fixed income investments.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in eleven states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama.